Exhibit 10.12

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of November 10, 1999, is entered into by and between Texoil, Inc., a Nevada corporation (the "Company"), and Frank A. Lodzinski, an individual residing in Houston, Texas ("Employee").

      WHEREAS, the Company proposes to sell certain equity securities to Quantum Energy Partners, LP, EnCap Equity 1996 Limited Partnership, Energy Capital Investment Company PLC, V&C Energy Limited Partnership, Arthur L. Smith, Paul B. David, Thomas A. Reiser and Jerry M. Crews (collectively, the "Investors"), and the Investors propose to purchase certain equity securities of the Company pursuant to the terms and conditions of that certain Preferred Stock Purchase Agreement (the "Purchase Agreement") to be entered into by and among the Company and the Investors (the "Proposed Transaction");

      WHEREAS, as a condition to the consummation of the Proposed Transaction, the Investors have required that Employee enter into an employment agreement on the terms and conditions hereinafter set forth;

      WHEREAS, Employee is presently employed by the Company and, as a material inducement for the Investors to consummate the Proposed Transaction, is willing to commit himself to continue to serve on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Employee hereby agree as follows:

      1. EMPLOYMENT. The Company agrees to continue to employ Employee, and Employee agrees to remain in the employ of the Company, upon the terms and subject to conditions herein provided.

      2. TERM. The employment of Employee shall be for a period (referred to herein as the "Employment Term") commencing on the date of this Agreement and ending on the earliest of (a) the first date on which the Investors cease to own any Series A Preferred or Conversion Shares (as such terms are defined in the Purchase Agreement), (b) the effective date of any Sale Transaction (as such term is defined in the Purchase Agreement), or (c) the date of termination of Employee's employment pursuant to Section 5 hereof.

      3.    POSITION AND DUTIES.

      (a) POSITION. During the Employment Term, Employee shall serve as Chief Executive Officer of the Company and in such other capacities as the Board of Directors of the Company may designate from time to time. In such capacities, Employee shall have such duties, functions, responsibilities and authority customarily associated with the position of Chief Executive Officer of a company comparable to the Company which is engaged in oil and gas exploration and production; subject, however, to applicable restrictions imposed by the Amended and Restated Articles of Incorporation, Certificate of Designation or Bylaws of the Company and the Purchase Agreement and to the directives of the Board of Directors of the Company.

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      (b)   DUTIES. During the Employment Term, Employee shall devote
substantially all of his time, skill and attention and his best efforts to the business and affairs of the Company, and in furtherance of the business and affairs of the Company and its subsidiaries (collectively the "Related Parties"), except for usual, ordinary and customary periods of vacation and absence due to illness or other disability; provided, however, that Employee may devote reasonable periods of time in connection with other activities, if such activities do not materially interfere with the performance of Employee's duties and services hereunder and do not consume more than 10% of Employee's working hours.

      4.    COMPENSATION AND RELATED MATTERS.

      (a) BASE SALARY. Employee shall be paid a base salary at the rate of $120,000 per annum, less statutory payroll deductions, payable in accordance with the payroll practices adopted by the Company. The base salary may be reviewed periodically and increases in such base salary may be granted at the sole discretion of the Board of Directors of the Company.

      (b) BENEFITS. Employee shall, during the Employment Term, be eligible to participate in such insurance, medical and other employee benefit plans of the Company which may be in effect, from time to time, to the extent such plans are generally available to other executive employees of the Company. Employee may elect to forego the Company's medical plan in which case he shall be entitled to reimbursement for the reasonable cost of a separately maintained comparable medical plan.

      (c) VACATIONS. Employee shall be entitled to take such vacations as he may desire, with pay, provided that such vacations do not interfere with the performance of his duties and services hereunder.

      (d) EXPENSES. Employee will be reimbursed for reasonable expenses incurred in the performance of his duties and services hereunder and in furtherance of the business of the Related Parties upon presentation by Employee of an itemized account, accompanied by appropriate receipts satisfactory to the Board of Directors of the Company, in substantiation of such expenses.

      5.    TERMINATION OF EMPLOYMENT.

      (a)   Employee's employment hereunder:

            (i) shall automatically terminate upon the occurrence of any of the following: (A) the mental or physical incapacity or inability of Employee to perform his duties for a consecutive period of one hundred twenty (120) days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period; (B) the death of Employee; or (C) the voluntary resignation or retirement of Employee; and

            (ii) may be terminated by the Board of Directors of the Company, at any time, for "cause", which shall mean by reason of any of the following:
      (A) Employee's conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to any of the Related Parties (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (B) malfeasance in the conduct of Employee's duties, including, but not limited to, (1) willful and intentional misuse or diversion of any of the Related Parties' funds, (2) embezzlement or (3) fraudulent or willful and material misrepresentations or concealments on any written reports submitted

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      to any of the Related Parties; (C) material failure by Employee to perform the duties of Employee's employment or material failure to follow or comply with the reasonable and lawful written directives of the Board of Directors of the Company, provided, however, that Employee shall have been informed, in writing, of such material failure and given a period of not more than 30 days to remedy the failure if the failure is capable of being remedied without penalty or damage to the Company; or (D) a material breach by Employee of the provisions of this Agreement (including, without limitation, any breach of Section 3(b) of this Agreement); provided, however, that Employee shall have been informed, in writing, of such material breach and given a period of not more than 30 days to remedy the breach if the breach is capable of being remedied without penalty or damage to the Company; or (E) a material breach by Employee of written policies of the Company concerning employee discrimination or harassment.

      (b)   Upon any termination of Employee's employment pursuant to this
Section 5, all obligations of the Company under this Agreement shall terminate.

      6. BUSINESS OPPORTUNITIES AND INTELLECTUAL PROPERTY; PERSONAL INVESTMENTS; CONFIDENTIALITY; COVENANT NOT TO COMPETE. Employee acknowledges that in the course of his employment hereunder and performance of services on behalf of the Related Parties he will become privy to various business opportunities, economic and trade secrets and relationships of the Related Parties. Therefore, in consideration of this Agreement and the consummation of the Proposed Transaction, Employee hereby agrees as provided below in this
Section 6.

      (a) BUSINESS OPPORTUNITIES AND INTELLECTUAL PROPERTY. Employee hereby assigns and agrees to assign to the Company and its successors, assigns or designees, all of Employee's right, title and interest in and to all "Business Opportunities" and "Intellectual Property" (as defined below), and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.

      For purposes hereof "Business Opportunities" shall mean all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are developed by Employee during the Employment Term, or originated by any third party and brought to the attention of Employee during the Employment Term, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means).

      For purposes hereof "Intellectual Property" shall mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Employee prior to the date of this Agreement), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which the Employee discovers, conceives, invents, creates or develops, alone or with others, during the Employment Term, if such discovery, conception, invention, creation or development (A) occurs in the course of the Employee's employment with the Company, or (B) occurs with the use of any of the Related Parties' time, materials or facilities, or (C) in the opinion of the Board of Directors of the Company, relates or pertains in any way to the Related Parties' purposes, activities or affairs.

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      (b)   NON-COMPETE OBLIGATIONS DURING EMPLOYMENT TERM. Employee agrees that during the Employment Term:

            (i) Employee will not, other than through the Related Parties, engage or participate in any manner, whether directly or indirectly, as an employee, employer, consultant, agent, principal, partner, more than one percent shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons and related products; and

            (ii) all investments made by Employee, directly or indirectly, which relate to the leasing, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products shall be made solely through the Related Parties; and Employee will, not, directly or indirectly, and will not permit any of his controlled affiliates to: (A) invest or otherwise participate alongside the Related Parties in any Business Opportunities, or (B) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether any of the Related Parties ultimately participates in such business or activity; provided that this subsection (b) shall not preclude Employee from making investments in securities of oil and gas companies which are publicly traded, if (1) the aggregate owned by Employee and all affiliates does not exceed 5% of such company's outstanding securities, and
(2) the aggregate amount invested in such investments by Employee and all affiliates after the date hereof does not exceed $200,000.

      (c) CONFIDENTIALITY OBLIGATIONS. Employee hereby acknowledges that all trade secrets and confidential or proprietary information of the Related Parties (collectively referred to herein as "Confidential Information") constitute valuable, special and unique assets of the Related Parties' business and that access to and knowledge of such Confidential Information is essential to the performance of Employee's duties hereunder. Employee agrees that during the Employment Term and during the eighteen month period following the date of termination of Employee's employment hereunder (the "Termination Date"), Employee will hold the Confidential Information in strict confidence and will not publish, disseminate or otherwise disclose, directly or indirectly, to any person other than the Related Parties and their respective officers, directors and employees, any Confidential Information or use any Confidential Information for Employee's own personal benefit or the benefit of anyone other than the Related Parties.

      For purposes of this subsection (c), it is agreed that Confidential Information includes, without limitation, any information heretofore or hereafter acquired, developed or used by any of the Related Parties relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Related Parties, whether oral or in written form in any of "Related Parties' Business Records" (as defined in Section 7 below), but shall exclude any information which (A) has become part of common knowledge or understanding in the oil and gas industry or otherwise in the public domain (other than from disclosure by Employee in violation of this Agreement), or (B) was rightfully in the possession of Employee, as shown by Employee's records, prior to the date of the commencement of Employee's employment with the Company; provided, however, that Employee shall provide to the Company copies of all information described in clause (B); further provided, however, that this subsection (c) shall not be applicable to the extent Employee is required to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after Employee requests confidential treatment for such Confidential Information.

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      (d)   POST EMPLOYMENT NON-COMPETE COVENANT. In the event, and only in the event, that Employee's employment is terminated under the provisions of Sections 5(a)(i)(C) or 5(a)(ii), Employee agrees as follows:

            (i) Employee will not engage or participate in any manner, whether directly or indirectly through any family member or other person or as an employee, employer, consultant, agent, principal, partner, more than one percent shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity:

                  (A) during the one-year period following the Termination Date, in any business or activity which is engaged in leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons and related products within (1) any county or parish in which the Company owns any oil and gas interests or conducts operations on the Termination Date or in which the Company has owned any oil and gas interests or conducted operations at any time during the six months immediately preceding the Termination Date or (2) any county or parish adjacent to any county or parish described in clause (1);

                  (B) during the eighteen month period following the Termination
            Date, in any business or activity which is engaged in the leasing, acquiring, exploring, producing, gathering or marketing of hydrocarbons and related products within the boundaries of, or within a two-mile radius of the boundaries of, any mineral property interest of any of the Related Parties (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between the Company and any third party) or any other property on which any of the Related Parties has an option, right, license or authority to conduct or direct exploratory activities, such as three-dimensional seismic acquisition or other seismic, geophysical and geochemical activities (but not including any preliminary geological mapping), as of the Termination Date or during the six month period immediately preceding the Termination Date; provided that, this subsection (d) shall not preclude Employee from making investments in securities of oil and gas companies which are publicly traded, if
            (1) the aggregate owned by Employee and all affiliates does not exceed 5% of such company's outstanding securities, and (2) the aggregate amount invested in such investments by Employee and all affiliates after the date hereof does not exceed $200,000.

            (ii) Employee will not during the eighteen month period following the Termination Date, attempt to solicit, entice, persuade or induce, directly or indirectly, any employee (or person who within the preceding ninety (90) days was an employee) of any of the Related Parties or any other person who is under contract with or rendering services to any of the Related Parties, to (i) terminate his or her employment by, or contractual relationship with, such person, (ii) refrain from extending or renewing the same (upon the same or new terms), (iii) refrain from rendering services to or for such person (iv) become employed by or to enter into contractual relations with any persons other than such person, or (v) enter into a relationship with a competitor of any of the Related Parties.

            (iii) Employee will promptly notify the Company if employment (or any consulting relationship) is accepted with any third party engaged in business activities similar to those conducted by the Company.

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      (e)   The invalidity or non-enforceability of this Section 6 in any respect shall not affect the validity or enforceability of this Section 6 in any other respect or of any other provisions of this Agreement. In the event that any provision of this Section 6 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable.

      (f) Employee acknowledges that the Company's remedy at law for any breach of the provisions of this Section 6 is and will be insufficient and inadequate and that the Company shall be entitled to equitable relief, including by way of temporary and permanent injunction, in addition to any remedies the Company may have at law. The Company acknowledges that if the Company gives notice of its intention to terminate Employee's employment pursuant to Section 5(a)(ii)(C) and there exists no justification for termination of Employee thereunder, that Employee's remedy at law for any such improper termination is and will be insufficient and inadequate and that Employee shall be entitled to equitable relief, including by way of temporary and permanent injunction, in addition to any remedies Employee may have at law.

      (g) The provisions of this Section 6 shall survive the termination of this Agreement and the termination of Employee's employment hereunder.

      (h) The representations and covenants contained in this Section 6 on the part of the Employee will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Employee against the Company or any of the other Related Parties or any officer, director or shareholder of the Company or any of the other Related Parties, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Employee contained in this Section 6.

      (i) The parties to this Agreement agree that the limitations contained in this Section 6 with respect to time, geographical area and scope of activity are reasonable. However, if any court shall determine that the time, geographical area or scope of activity of any restriction contained in this Section 6 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

      7.    BUSINESS RECORDS.

      (a) Employee agrees to deliver promptly to the Company, upon termination of his employment hereunder, or at any other time when the Company so requests, all non-public documents relating to the business of the Related Parties, including, without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any

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documents relating to the business of the Related Parties, (collectively, the
"Related Parties' Business Records") and all copies thereof and therefrom.

      (b) Employee confirms that all of the Related Parties' Business Records (and all copies thereof and therefrom) which are required to be delivered to the Company pursuant to this Section 7 constitute the exclusive property of the Company and the other Related Parties.

      (c) The obligation of confidentiality set forth in Section 6 shall continue notwithstanding Employee's delivery of such documents to the Company.

      (d) The provisions of this Section 7 shall continue in effect notwithstanding termination of the Employee's employment hereunder for any reason.

      8. DIVISIBILITY OF AGREEMENT. In the event that any term, condition or provision of this Agreement is for any reason rendered void, all remaining terms, conditions and provisions shall remain and continue as valid and enforceable obligations of the parties hereto.

      9. NOTICES. Any notices or other communications required or permitted to be sent hereunder shall be in writing and shall be duly given if personally delivered or sent postage pre-paid by certified or registered mail, return receipt requested, as follows:

            (a)   If to Employee:

                        Frank A. Lodzinski
                        18726 White Candle Drive
                        Spring, Texas 77388-5856

            (b)   If to the Company:

                        Texoil, Inc.
                        110 Cypress Station Drive, Suite 220
                        Houston, Texas 77090-1629

Any party may change his or its address for the sending of notice to such party by written notice to the other parties sent in accordance with the provisions hereof.

      10. COMPLETE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the employment of Employee and supersedes all prior arrangements or understanding with respect thereto and all oral or written employment agreements or arrangements between the Company (and any its subsidiaries) and Employee. This Agreement may not be altered or amended except by a writing, duly executed by the party against whom such alteration or amendment is sought to be enforced.

      11. ASSIGNMENT. This Agreement is personal and non-assignable by Employee. It may be assigned by the Company to any Related Party or to a successor created by a reorganization of Related Parties or to any entity with which the Company may merge or consolidate; provided, however, that immediately following such merger or consolidation the shareholders of the Company must retain at least 51% of the combined companies' outstanding securities.

      12. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement.

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      13.   GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to applicable choice of law principles.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   COMPANY:

                                   TEXOIL, INC.


                                   By:______________________________________
                                   Name:  Jerry M. Crews
                                   Title: Executive Vice President and Secretary

                                   EMPLOYEE:

                                   _________________________________________
                                   Frank A. Lodzinski

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